Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals Announces Name Change to Avid Bioservices as Part of Transition to Dedicated Contract Development and Manufacturing Organization (CDMO)

-- Company Adopts “CDMO” as New Nasdaq Ticker Symbol; Will Initiate Trading Under New Ticker on January 8, 2018 --

TUSTIN, Calif., January 5, 2018 – Peregrine Pharmaceuticals, Inc. (NASDAQ:PPHM) (NASDAQ:PPHMP), a company working to improve patient lives by providing high quality biologics manufacturing services to biotechnology and pharmaceutical companies, today announced that it is changing its name to Avid Bioservices, Inc. as part of its transition to a dedicated contract development and manufacturing organization (CDMO). In addition to the name change, the company is also adopting the new NASDAQ ticker symbol “CDMO” (NASDAQ:CDMO). The name and ticker symbol changes will both be effective as of market open on Monday, January 8, 2018.

“As our organization transitions to a pure play CDMO, we believe it is appropriate to take advantage of the brand recognition that has been built within this highly specialized marketplace and to change the company’s name and conduct all future operations as Avid Bioservices,” said Roger Lias, Ph.D., president and chief executive officer. “Over the past 15 years, Avid has established a reputation for CDMO excellence built on biologics manufacturing expertise and a track record of consistently meeting and exceeding the needs of its clients. This level of quality is highlighted by Avid’s receipt of multiple 2017 Contract Manufacturing Leadership Awards for Quality, Reliability, Capabilities, Expertise and Compatibility. We look forward to continuing to build the Avid brand as we work to grow and diversify our CDMO business by providing our clients with the most sophisticated and highest-quality development and manufacturing services.”

Effective at market open on Monday, January 8, 2018, trading for Avid Bioservices will begin under the symbol “CDMO” (NASDAQ:CDMO).  At the same time, the company’s preferred stock will begin trading under the symbol “CDMOP” (NASDAQ:CDMOP). The company’s common stock and preferred stock will continue to trade under the ticker symbols “PPHM” and “PPHMP”, respectively, until market close on Friday, January 5, 2018. The corporate name change to Avid Bioservices does not affect the rights of the company’s stockholders and no action is required by stockholders with respect to the name change.  The company’s common stock has been assigned a new CUSIP number of 05368M 106 and the company’s preferred stock has been assigned a new CUSIP number of 05368M 205 in connection with the name change. Outstanding stock certificates are not affected by the name change and will not need to be exchanged.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and cGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries.  With nearly 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support.  The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization.  An updated corporate website featuring a new logo will be available at www.avidbio.com as of market open on Monday, January 8, 2018.

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